21.  SUBSIDIARIES OF THE REGISTRANT

     1.   Park West Bank and Trust Company - Massachusetts

          a.  Lorac Leasing Corp. - Massachusetts

          b.  P W B & T, Inc. - Massachusetts

          c.  Park West Securities Corporation - Massachusetts